Exhibit 5.1

 July 27, 2015

Perseon Corporation
2188 West 2200 South
Salt Lake City, UT 84120

Re:         Registration Statement on Form S-1 (File No. 333-203592)

Ladies and Gentlemen:

We have acted as counsel to Perseon Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of (i) up to 5,510,417 shares of common stock (the “Common Stock”), par value $0.001 per share, of the Company (including 718,750 shares to be subject to the underwriter’s over-allotment option) (the “Firm Shares”), (ii) up to 11,020,834 warrants (the “Warrants”) (including 1,437,500 Warrants to be subject to the underwriter’s over-allotment option), with each Warrant to purchase one share of Common Stock (the “Warrant Shares”) pursuant to the Warrant Agreement (the “Warrant Agreement”) between the Company and the Warrant Agent named therein (the “Warrant Agent”), and (iii) up to 239,584 warrants (the “Underwriter’s Warrants”) to be issued to the underwriter in the offering contemplated by the Registration Statement, with each Underwriter’s Warrant to purchase one share of Common Stock (the “Underwriter’s Warrant Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and that the Firm Shares and the Warrants will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company’s Board of Directors in accordance with such resolutions. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

1. The Firm Shares, when issued, delivered and paid for as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2. The Warrants, when the Warrant Agreement is duly executed and delivered and the Warrants are duly executed by the Company, countersigned by the Warrant Agent and duly delivered to the purchasers thereof against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The Warrant Shares have been duly authorized and if, as, and, when the Warrant Shares are issued and delivered by the Company upon exercise of the Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Warrant Shares will be validly issued, fully paid, and non-assessable.

Perseon Corporation
July 27, 2015

4. The Underwriter’s Warrants, when duly executed by the Company and duly delivered to the underwriter, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5. The Underwriter’s Warrant Shares have been duly authorized and if, as, and, when the Underwriter’s Warrant Shares are issued and delivered by the Company upon exercise of the Underwriter’s Warrants in accordance with the terms thereof, including, without limitation, the payment in full of applicable consideration, the Underwriter’s Warrant Shares will be validly issued, fully paid, and non-assessable.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)           Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)           Our opinions set forth above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)           Our opinions set forth above are subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)           We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)           We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

Perseon Corporation
July 27, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP